Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Reports Third Quarter Revenue of $5.2 Million

Annual Contract Value Growth Accelerates to 9%

Onvia, Inc. (NASDAQ: ONVI), Seattle, WA – October 30, 2008 – Onvia, a leading provider of comprehensive sales intelligence, announced its third quarter financial results today. For the quarter ended September 30, 2008, revenue was $5.2 million compared with $5.4 in the third quarter of 2007 and up slightly from the second quarter of 2008. Onvia’s net loss decreased to $831,000 from $1.3 million in the second quarter of 2008. Net income for the third quarter of 2007 of $2.9 million included a $2.7 million gain from a lease transaction and $450,000 in lower than expected operating expenses resulting from the reorganization of its technology team.

“Third quarter revenue was down 4% over last year due to weakness in our business in the latter part of 2007 and the first quarter of 2008,” stated Mike Pickett, Onvia’s Chairman and Chief Executive Officer. “We made changes in the first quarter of 2008 in response to our slowing revenue growth, which included an increase in the size of our acquisition sales force. As a result we experienced 60% growth in new client sales compared to the third quarter of last year.” In addition, client retention rates remained steady compared to the third quarter of last year, and the number of high value clients and total clients has been stable for three consecutive quarters. Onvia recognizes subscription revenue ratably over the service period according to Generally Accepted Accounting Principles or GAAP.

“These results have stabilized GAAP revenue in the third quarter of 2008 and accelerated growth in metrics that indicate future revenue growth, such as Annual Contract Value or ACV,” Mr. Pickett continued. “ACV growth has accelerated to 9% over the third quarter of 2007 compared to 6% growth in the second quarter of 2008, and a 1% decrease in the first quarter of 2008.” ACV is the aggregate annual contract value of Onvia’s entire client base as of the end of the quarter.

Quarterly Financial Metrics

	Year 2007 - 2008 Quarterly Results (in millions, except per share data) (unaudited)
	2007				2008
	Q1 07	Q2 07	Q3 07	Q4 07	Q1 08	Q2 08	Q3 08
Revenues	$4.9	$5.2	$5.4	$5.5	$5.3	$5.1	$5.2
Gross margin	83%	82%	83%	81%	81%	78%	79%
Net income (loss)	$(1.0)	$(0.4)	$2.9	$(1.0)	$(0.4)	$(1.3)	$(0.8)
Basic earnings per share	$(0.13)	$(0.04)	$0.35	$(0.12)	$(0.05)	$(0.15)	$(0.10)
Diluted earnings per share	$(0.13)	$(0.04)	$0.33	$(0.12)	$(0.05)	$(0.15)	$(0.10)

– MORE –

Page 2 of 3 - Onvia Announces Third Quarter Results

Quarterly Operating Metrics

	(unaudited)
	2007				2008
	Q1 07	Q2 07	Q3 07	Q4 07	Q1 08	Q2 08	Q3 08
Annual Contract Value (in millions)	$16.6	$17.2	$17.5	$17.6	$17.5	$18.2	$19.0
Total Clients	9,100	9,000	8,800	8,500	8,100	8,100	8,100
High Value Clients	8,000	8,000	7,900	7,700	7,500	7,500	7,500
Contract Value per Client	$1,836	$1,920	$1,984	$2,064	$2,151	$2,242	$2,338
Quarterly Contract Value per Client	$2,011	$2,067	$2,163	$2,204	$2,336	$2,393	$2,351

Total clients represent all of Onvia’s customers as of the end of the quarter, and high value clients exclude Onvia’s entry level Metropolitan clients. Annual contract value per client is the average annual contract value of total clients on an individual client basis. Quarterly contract value per client represents the average annual contract value of all new and renewing client transactions during the quarter.

Onvia’s long-range plan contemplates the application of new technologies and data sources to create innovative and value-added services for our clients. During the third quarter, we invested $1.2 million in new technology. First, we are developing a new content management system, or CMS, which is intended to improve the productivity of our research organization, improve the relevance of our content, and ultimately improve client retention. The new CMS is expected to be in production in the first half of 2009. Second, we are implementing a new database platform that will create a flexible and scalable product development environment, improve our database search and indexing capabilities, and enhance the client experience and usability of our information services. We expect to release a beta version in early 2009.

A conference call hosted by Onvia’s management will be held today, Thursday, October 30, 2008 at 1:30 p.m. PDT to further discuss Onvia’s financial results. This call will be broadcast via the Internet and may be accessed from Onvia’s website at www.onvia.com. A replay of the broadcast will be available on Onvia’s website or by dialing 1-800-675-9924 pass code 103008, 15 minutes after the conference call. For investor relations questions please e-mail investorrelations@onvia.com

About Onvia

Onvia (NASDAQ: ONVI) helps businesses achieve a competitive advantage by delivering timely and actionable sales opportunities and information. More than 8,100 subscribers across the United States rely on Onvia as a comprehensive resource for industry-specific information needed to make intelligent sales decisions. Onvia offers unparalleled coverage of government purchasing activity in addition to commercial and residential projects in development for markets such as architecture and engineering, IT/telecom, business consulting services, operations and maintenance, and transportation. Onvia was founded in 1996 and is headquartered in Seattle, Washington.

– more –

Page 3 of 3 - Onvia Announces Third Quarter Results

Forward-Looking Statements

This release may contain, in addition to historical information, forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, client count and client information, and other operating metrics. Onvia’s business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including changes in general economic and business conditions in the information and internet services industries and changes in our business strategy.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s investments in technology infrastructure, content collection and sourcing, and sales and marketing fails to improve sales penetration and client retention rates; client adoption of new and higher valued products continues to be slower than expected; Onvia’s technology fails to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data; Onvia fails to increase the number of clients and/or Annual Contract Value; and if Onvia has overestimated the value of sales intelligence to companies.

Additional information on factors that may impact these forward-looking statements can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections in our 2007 Annual Report on Form 10-K. The information contained in this presentation is as of the date indicated. We assume no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments.

Onvia, Inc.

Unaudited Condensed Consolidated Balance Sheets

	September 30, 2008	December 31, 2007
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$14,693	$14,301
Accounts receivable, net of allowance for doubtful accounts of $73 and $52	1,197	1,393
Prepaid expenses and other current assets	655	549
Reimbursable tenant improvements	147	2,663
Security deposits, current portion	134	3,500

Total current assets	16,826	22,406

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation of $3,082 and $6,209	1,913	957
Security deposits, net of current portion	404	538
Internal use software, net of accumulated amortization of $1,550 and $1,079	3,588	1,838
Other assets	8	2

Total long term assets	5,913	3,335

TOTAL ASSETS	$22,739	$25,741

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,169	$2,220
Accrued expenses	1,430	1,335
Obligations under capital leases, current portion	106	113
Unearned revenue, current portion	8,611	9,096
Deferred rent, current portion	48	3

Total current liabilities	11,364	12,767

LONG TERM LIABILITIES:
Obligations under capital leases, net of current portion	12	89
Unearned revenue, net of current portion	142	342
Deferred rent, net of current portion	824	279

Total long term liabilities	978	710

TOTAL LIABILITIES	12,342	13,477

STOCKHOLDERS’ EQUITY:

Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,243,906 and 8,224,383 shares issued; and 8,235,825 and 8,207,465 outstanding	1	1
Treasury stock, at cost: 8,081 and 16,918 shares	(40)	(83)
Additional paid in capital	351,885	351,268
Accumulated deficit	(341,449)	(338,922)

Total stockholders’ equity	10,397	12,264

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$22,739	$25,741

Onvia, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$4,488	$4,578	$13,391	$13,173
Content license	562	607	1,655	1,853
Management information reports	73	146	389	206
Other	43	59	196	183

Total revenue	5,166	5,390	15,631	15,415

Cost of revenue	1,066	928	3,228	2,700

Gross margin	4,100	4,462	12,403	12,715

Operating expenses:
Sales and marketing	3,123	2,700	8,908	8,565
Technology and development	928	784	3,021	3,151
General and administrative	979	1,021	3,412	2,909
Idle lease expense	—	(2,653)	—	(2,653)

Total operating expenses	5,030	1,852	15,341	11,972

Loss from operations	(930)	2,610	(2,938)	743
Interest and other income, net	99	247	410	743

Net loss	$(831)	$2,857	$(2,528)	$1,486

Unrealized gain on available-for-sale securities	—	19	—	14

Comprehensive (loss) / income	$(831)	$2,876	$(2,528)	$1,500

Basic net (loss) / income per common share	$(0.10)	$0.35	$(0.31)	$0.18

Diluted net (loss) / income per common share	$(0.10)	$0.33	$(0.31)	$0.18

Basic weighted average shares outstanding	8,236	8,119	8,226	8,049

Diluted weighted average shares outstanding	8,236	8,547	8,226	8,443

Onvia, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
	(In thousands)		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(831)	$2,857	$(2,528)	$1,486

Adjustments to reconcile net loss to net cash (used in) / provided by operating activities:
Depreciation and amortization	412	633	1,114	1,232
Loss on abandoned assets	—	45	97	45
Loss on sale of property and equipment	—	—	—	7
Stock-based compensation	130	220	558	673
Change in operating assets and liabilities:		—
Accounts receivable	(44)	33	197	(82)
Prepaid expenses and other current assets	(6)	(252)	(106)	(311)
Other assets	6	6	20	7
Accounts payable	11	612	(1,051)	811
Accrued expenses	215	(342)	77	(255)
Idle lease accrual	—	(2,988)	—	(3,582)
Unearned revenue	(105)	(848)	(686)	494
Deferred rent	177	(63)	590	(77)

Net cash (used in) / provided by operating activities	(35)	(87)	(1,718)	448

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(301)	(80)	(1,568)	(130)
Proceeds from sales of property and equipment	—	—	3	—
Additions to internal use software	(858)	(661)	(2,352)	(814)
Purchases of investments	—	(2,765)	—	(9,044)
Maturities of investments	—	4,651	—	8,261
Return / (issuance) of security deposits	—	(538)	3,500	(538)
Reimbursable tenant improvements	101	—	2,516	—

Net cash (used in) / provided by investing activities	(1,058)	607	2,099	(2,265)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(28)	(18)	(83)	(24)
Proceeds from exercise of stock options and purchases under employee stock purchase plan	—	690	94	1,084

Net cash provided by financing activities	(28)	672	11	1,060

Net (decrease) / increase in cash and cash equivalents	(1,121)	1,192	392	(757)

Cash and cash equivalents, beginning of period	15,814	6,481	14,301	8,430

Cash and cash equivalents, end of period	$14,693	$7,673	$14,693	$7,673

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Unrealized loss on available-for-sale investments	$—	$(19)	$—	$(14)
Issuance of treasury stock for 401K matching contribution	—	—	(69)	(83)
Purchases under capital lease obligations	—	—	—	(250)